Exhibit 99.3

Board of Directors
Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112

     We hereby consent to the (i) use of our opinion letter dated November 18, 2006 to the Board of Directors of Freeport-McMoRan Copper & Gold Inc. included in Appendix B to the Joint Proxy Statement/Prospectus relating to the proposed merger of Freeport-McMoRan Copper & Gold Inc. and Phelps Dodge Corporation, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/s/ J.P. Morgan Securities Inc.

December 11, 2006